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Phillip Sugarman, Vice President

Investor Relations Partners

Phone: 818-280-6800

psugarman@irpartnersinc.com

FOR IMMEDIATE RELEASE

November 15, 2016

Immune Therapeutics Redeems $656,250 Convertible Note; Company Actively Working to

Strengthen Balance Sheet by Year End

ORLANDO, FL – November 15, 2016 – Immune Therapeutics, Inc. (OTCQB: IMUN) a clinical-stage biotech company providing immunotherapy solutions for the treatment of autoimmune disease and cancer, today announced it has redeemed its $656,250 convertible note issued to JMJ Financial.

With stronger market confidence in the Company’s fundamentals based on its recent progress in licensing, producing and obtaining regulatory approvals for LodonalTM and other drugs in its portfolio in Africa, Immune Therapeutics reports its cost of capital is decreasing and is actively working to restructure and strengthen its balance sheet by year end.

This effort includes a recent capital raise of $750,000 in a straight, non-convertible debt instrument, from a long-term investor, at a simple interest rate of 2% for one year. Those funds were allocated, in part, to pay off the JMJ convertible debenture. The Company is also in active discussions to restructure approximately $1.7 million in liabilities by year end so it may enter 2017 with a stronger financial foundation.

“In 2016, Immune Therapeutics achieved several important company milestones in collaboration with our joint venture and strategic industry partners here in the U.S., Latin America and Africa,” said Noreen Griffin, Chief Executive Officer of Immune Therapeutics. “With several important portfolio drugs in various stages of application, clinical trial, registration and commercialization, I am confident we are turning the corner both financially and operationally and believe that 2017 could be a breakout year for Immune Therapeutics and its shareholders,” concluded Ms. Griffin.

Immune Therapeutics, Inc. Press Release

About Immune Therapeutics, Inc.

Immune Therapeutics, Inc. (OTCQB: IMUN) is a biotechnology company working to combat chronic, life-threatening diseases through the activation and modulation of the body’s immune system using its patented immunotherapies with a focus of providing such therapies in emerging nations. Its products and immunotherapy technologies are designed to harness the power of the immune system to improve the treatment of cancer, infections such as HIV/AIDS, chronic inflammatory and autoimmune diseases.

The Company’s proprietary technology, therapies and patents include the treatment of a wide range of cancers. Its most advanced clinical programs involve immunotherapy with met-enkephalin (MENK) (sometimes referred to as opioid growth factor) and its Low Dose Naltrexone product (LDN) or LodonalTM, which have been shown to stimulate the immune system even in patients with advanced cancer.

Forward Looking Statements

This release may contain forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all of the matters and transactions considered by the Company may not proceed as contemplated, and by all other matters specified in the Company’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its recent periodic reports.

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